Exhibit 5.1

Hotel101 Global Holdings Corp. Appleby Global Services (Cayman) Limited 71 Fort Street, PO Box 500 George Town, Grand Cayman KY1-1106, Cayman Islands	Email kchan@applebyglobal.com ktang@applebyglobal.com Direct Dial +852 2905 5722 +852 2905 5757 Tel+852 2523 8123

Attention: Board of Directors (Addressee)	Appleby Ref 465450.0001

[*] 2025

DRAFT

Suites 3505-06

35/F, Two Taikoo Place

979 King’s Road

Quarry Bay

Hong Kong

Tel +852 2523 8123

applebyglobal.com

Managing Partner

David Bulley

Partners

Fiona Chan

Vincent Chan

Chris Cheng

Richard Grasby

Judy Lee

Lily Miao

Lorinda Peasland

Eliot Simpson

Dear Company

Hotel101 Global Holdings Corp. (Company)

INTRODUCTION

This opinion as to Cayman Islands law is addressed to you in connection with the registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on or around [*] 2025, as amended (the “Registration Statement”), relating to a business combination provided for in the agreement and plan of merger dated 8 April 2024 (and as amended on 3 September 2024, and as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) entered into among the Company, Hotel of Asia, Inc., DoubleDragon Corporation, DDPC Worldwide Pte. Ltd., Hotel101 Worldwide Private Limited, Hotel101 Global Pte. Ltd., HGHC 4 Pte. Ltd., HGHC 3 Corp., and JVSPAC Acquisition Corp., and the related transactions in connection with the Merger Agreement.

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the documents  (without further verification) listed in Schedule 1 (Documents).

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion other than as expressly stated in this opinion.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters.

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This opinion is given solely for the benefit of the Addressee in connection with the matters referred to herein and, except with our prior written consent it may not be transmitted or disclosed to or used or relied upon by any other person or be relied upon for any other purpose whatsoever, save as, and to the extent provided, below.

A copy of this opinion may be provided (a) where required by law or judicial process and (b) for the purpose of information only, to the Addressee’ affiliates, professional advisers, auditors, insurers and regulators.

This opinion may be used only in connection with the filing of the Registration Statement.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	Incorporation and Status: The Company is duly incorporated as an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and is a separate legal entity.

2.	Good Standing: The Company is validly existing and in good standing with the Registrar of Companies of the Cayman Islands.

3.	Authorised Share Capital: Based solely upon our review of the Constitutional Documents, the authorised share capital of the Company is US$[50,000.00] divided into [50,000] ordinary shares of par value of US$[1.00] each.

4.	Ordinary Shares: The ordinary shares of the Company have been duly authorised, validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder, or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion may be used only in connection with the filing of the Registration Statement.

Yours faithfully

DRAFT

Appleby

Schedule 1

Documents Examined

1.	A scanned copy of the Registration Statement dated [*] 2025.

2.	A copy of the certificate of incorporation of the Company dated 13 March 2024 (Certificate of Incorporation).

3.	A copy of the memorandum of association and articles of association of the Company adopted on 13 March 2024 (together the Constitutional Documents).

4.	A copy of the certificate of good standing issued by the Registrar of Companies in respect of the Company dated [*] (Certificate of Good Standing). [To be obtained]

5.	A copy of the written resolutions of the sole director of the Company passed on 13 March 2024 (the Resolutions).

6.	A copy of the certificate of incumbency dated [*] issued by the Company’s registered office provider in respect of the Company (Certificate of Incumbency). [To be obtained]

7.	A PDF copy of the register of members of the Company provided to us on [16 January 2025] (Register of Members). [Update to be provided]

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Schedule 2

Assumptions

We have assumed:

1.	(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.	that there has been no change to the information contained in the Certificate of Incorporation, the Certificate of Incumbency, and the Register of Members and that the Constitutional Documents remain in full force and effect and are unamended;

3.	that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic, and the signatures and initials on any document executed by the Company are the signatures and initials of a person or persons authorised by the Company, by resolution of its board of directors or any power of attorney granted by the Company, to execute such document;

4.	that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

5.	the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date and time of the Litigation Search;

6.	that the Company was not (or, upon execution will not be) unable to pay its debts as they became due when it approved the Listing and did (or will) not become unable to do so as a result of the approval of the Listing or the performance of its obligations thereunder;

7.	that none of the Company’s directors or its registered office has received any notice of any litigation or threatened litigation to which the Company is or may be party;

8.	that the Company has not (i) received notice of any stop notice under Order 50 of the Grand Court Rules in respect of any of its shares or (ii) issued any restrictions notice under the Companies Act of the Cayman Islands (“Companies Act”) in respect of the registration of the beneficial ownership of any of its shares, which restrictions notice has not been withdrawn by the Company or ceased by court order;

9.	that (i) any meetings at which the Resolutions were passed were duly convened and had a duly constituted quorum present and voting throughout, (ii) all interests of the directors of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents, (iii) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion, and (iv) the directors of the Company have concluded that the Listing and such other documents approved by the Resolutions and the transactions contemplated thereby are bona fide in the best interests of the Company and for a proper purpose of the Company;

10.	that the Register of Members and the [Certificate of Incumbency] accurately reflect the names of all members of the Company as at the date the Resolutions were passed or adopted, and as at the date of this opinion;

11.	that there is no matter affecting the authority of the directors of the Company to effect the entry by the Company into the Resolutions or the approval of the Listing including breach of duty, lack of good faith, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implications in relation to the opinions expressed in this opinion;

12.	that there are no records of the Company, agreements, documents or arrangements other than the Constitutional Documents, the Resolutions and the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions contemplated in the Document or restrict the powers and authority of the directors of the Company in any way which would affect opinions expressed in this opinion;

13.	that the approval of the Listing and carrying out each of the transactions referred to therein will not conflict with or breach any applicable economic, anti-money laundering, anti-terrorist financing or other sanctions;

14.	that any applicable escrow conditions have been met;

15.	that the transactions contemplated by the Listing are private acts for commercial purposes and not sovereign acts; the property against which enforcement is to be taken or sought to be taken is used or intended to be used for commercial purposes only; and

16.	that the directors or members of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the Company’s property or assets.

Schedule 3

Reservations

Our opinion is subject to the following:

1.	Litigation Search: Any Litigation Search is not conclusively capable of revealing whether or not there is any originating process, amended originating process pending or any appeal pending in proceedings in which the Company is a defendant or respondent as notice of these matters might not be entered on the court registers immediately. Any Litigation Search would not reveal any proceedings against any predecessor entities that may have merged with or into the Company under the laws of any jurisdiction nor any proceedings against the Company in a name other than the Company’s current name.

2.	Summary Court Register: We have not examined the register of the summary court of the Cayman Islands on the basis that claims in such court are limited to a maximum of approximately USD24,000.

3.	Preferences: Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Act, and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the Company, would be invalid pursuant to section 145(1) of the Companies Act, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the Company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the Company. A creditor shall be treated as a related party if it has the ability to control a company or exercise significant influence over a company in making financial and operating decisions.

4.	Undervalues: Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable (i) under section 146 of the Companies Act at the instance of the company’s official liquidator, and (ii) under the Fraudulent Dispositions Act, at the instance of a creditor thereby prejudiced.

5.	Defrauding Creditors: If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Cayman Islands court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the court thinks proper.

6.	Good Standing: Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar of Companies. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

7.	Fettering of Statutory Powers: We express no opinion as to the validity or binding effect of any provision in the Resolutions which provides that the Company will not exercise its statutory powers. This may constitute an unlawful fetter on the statutory powers of the Company.

8.	Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on shareholders is not publicly available and information on directors is limited. We have therefore obtained PDF copies of the corporate documents specified in Schedule 1 and relied exclusively on such PDF copies for the verification of such corporate information.